Exhibit 99.1

PANDORA REPORTS Q4 and FULL YEAR 2016 FINANCIAL RESULTS

•	Q4 2016 Ad RPMs were $67.43, growing 18% year-over-year

•	Full year 2016 Ad RPMs were $55.94, growing 11% year-over-year

•	Q4 2016 total revenue was $392.6 million, growing 17% year-over-year

•	Full year 2016 total revenue was $1.385 billion, growing 19% year-over-year

•	Q4 2016 advertising revenue was $313.3 million, growing 16% year-over-year

•	Full year 2016 advertising revenue was $1.072 billion, growing 15% year-over-year

•	Q4 2016 ticketing service revenue was $19.4 million, growing approximately 20% year-over-year

•	Full year 2016 ticketing service revenue was $86.6 million, growing approximately 25% year-over-year

OAKLAND, Calif. - February 9, 2017 - Pandora (NYSE: P), the world’s most powerful music discovery platform, today announced financial results for the fourth quarter and full year ended December 31, 2016.

"We made significant progress in 2016 by driving leverage in our core business while accelerating subscriptions to our paid product," said Tim Westergren, founder and CEO of Pandora. "We enter 2017 laser-focused on the growth of our ad-supported business, the launch and growth of our subscription products, and an artist-to-fan platform to drive listener engagement and ticket sales. These three strategic pillars operate in harmony to create mutually reinforcing revenue streams across a large and growing addressable market."

Fourth Quarter 2016 Financial Results

Revenue: For the fourth quarter of 2016, consolidated total revenue was $392.6 million, a 17% year-over-year increase. Advertising revenue was $313.3 million, a 16% year-over-year increase. Subscription and other revenue was $59.8 million, a 5% year-over-year increase. Ticketing service revenue was $19.4 million, growing approximately 20% year-over-year.1

GAAP Net Loss and Adjusted EBITDA: For the fourth quarter of 2016, GAAP net loss was $90.0 million compared to a net loss of $19.4 million in the same quarter last year, and adjusted EBITDA was a loss of $30.4 million, compared to a profit of $24.8 million in the same quarter last year. For the fourth quarter of 2016, adjusted EBITDA differs from GAAP net loss in that it excludes $34.6 million in expense from stock-based compensation, $17.3 million of depreciation and amortization expense, $7.2 million of other expense and $0.5 million of provision for income taxes.

Average Revenue Per Paid Subscriber ("ARPU") and Licensing Costs Per Paid Subscriber ("LPU"): For the fourth quarter of 2016, subscription ARPU was $4.73 and subscription LPU was $3.12. Beginning with the fourth quarter of 2016, subscription ARPU and LPU are new metrics that replace subscription RPM and LPM.

1Ticketfly’s results are included in Pandora’s consolidated financial statements subsequent to the acquisition date of October 31, 2015. Related year-over-year growth rates are calculated based on Ticketfly’s pre-acquisition results.

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Cash and Investments: For the fourth quarter of 2016, the Company ended with $243.3 million in cash and investments, compared to $264.0 million at the end of the prior quarter.

Cash used in operating activities was $2.6 million for the fourth quarter of 2016, compared to $71.0 million of cash used in operating activities in the same period of the prior year. The year-over-year decrease in cash used in operating activities is primarily due to a decrease in payments of content acquisition costs compared to the year ago quarter. Content acquisition costs paid during the quarter decreased year-over-year as a result of the prepayment of such costs during the third quarter of 2016.

Full Year 2016 Financial Results

Revenue: For the full year 2016, total consolidated revenue was $1.385 billion, a 19% year-over-year increase. Advertising revenue was $1.072 billion, a 15% year-over-year increase. Subscription and other revenue was $225.8 million, a 2% year-over-year increase. Ticketing service revenue was $86.6 million, growing approximately 25% year-over-year.1

GAAP Net Loss and Adjusted EBITDA: For the full year 2016, GAAP net loss was $343.0 million compared to a net loss of $169.7 million last year, and adjusted EBITDA was a loss of $119.5 million, compared to a profit of $51.7 million last year. For the full year 2016, adjusted EBITDA differs from GAAP net loss in that it excludes $138.5 million in expense from stock-based compensation, $60.8 million of depreciation and amortization expense, $24.4 million of other expense and $0.2 million of benefit from income taxes.

Other Business Metrics

Listener Hours: Total listener hours grew 0.4% to 5.38 billion for the fourth quarter of 2016, compared to 5.37 billion for the same period of the prior year.

Total listener hours grew 4% to 21.96 billion for the full year 2016, compared to 21.11 billion for the same period of the prior year.

Active Listeners: Active listeners were 81.0 million at the end of the fourth quarter of 2016, compared to 81.1 million for the same period of the prior year.

Subscribers: Subscribers grew 12% to 4.39 million at the end of the fourth quarter of 2016, compared to 3.93 million for the same period of the prior year.

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Guidance

Based on information available as of February 9, 2017, the Company is providing the following financial guidance:

First Quarter 2017 Guidance: Revenue is expected to be in the range of $310 million to $320 million. Adjusted EBITDA loss is expected to be in the range of $80 million to $70 million, excluding one-time severance costs of approximately $6 million. Adjusted EBITDA differs from GAAP net loss in that it excludes forecasted stock-based compensation expense of approximately $37 million, forecasted depreciation and amortization expense of approximately $19 million, other expense of approximately $7 million and a provision for income taxes of approximately $0.3 million and assumes minimal cash taxes given our net loss position. Basic shares outstanding for the first quarter 2017 are expected to be approximately 238 million. We anticipate a non-GAAP effective tax rate between 30-37% for the first quarter 2017.

Full Year 2017 Guidance: Revenue is expected to be in the range of $1.55 billion to $1.70 billion. We are managing towards full year 2017 adjusted EBITDA profitability, but at this time we are not providing full year 2017 adjusted EBITDA guidance. Full year 2017 adjusted EBITDA perspectives and considerations will be discussed on the quarterly conference call.

Fourth Quarter and Full Year 2017 Financial Results Conference Call: Pandora will host a conference call today at 2 p.m. PT/5 p.m. ET to discuss fourth quarter and full year 2016 financial results with the investment community. A live webcast of the event will be available on the Pandora Investor Relations website at http://investor.pandora.com. A live domestic dial-in is available at (877) 355-0067 or internationally at (614) 999-7532. A domestic replay will be available at (855) 859-2056 or internationally at (855) 859-2056, using passcode 51921242, and available via webcast until February 23, 2017.

ABOUT PANDORA
Pandora (NYSE: P) is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | Pandora Blog | Pandora LinkedIn | @PandoraPulse

"Safe harbor" Statement:
This press release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expected revenue and adjusted EBITDA. These forward-looking statements are based on Pandora's current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our operation in an emerging market and our relatively new and evolving business model; our ability to estimate revenue reserves; our ability to increase our number of subscribers, listener base and listener hours; our ability to attract and retain advertisers; our ability to generate additional revenue on a cost-effective basis; competitive factors; our ability to continue operating under existing laws and licensing regimes; our ability to enter into and maintain commercially viable direct licenses with record labels and publishers for the right to reproduce and publicly perform sound recordings and the underlying musical works contained therein on our service; our ability to establish and maintain relationships with makers of mobile devices, consumer electronic products and automobiles; our ability to manage our growth and geographic expansion; our ability to continue to innovate and keep pace with changes in technology and our competitors; our ability to expand our operations to delivery of non-music content; our ability to protect our intellectual property; risks related to service interruptions or security breaches; and general economic conditions worldwide. Further information on these factors and other risks that may affect the business are included in filings with the Securities and Exchange Commission

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(SEC) from time to time, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the current period. The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as they may be amended from time to time. The Company's results of operations for the current period are not necessarily indicative of the Company's operating results for any future periods.

These documents are available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at investor.pandora.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to the Company, which assumes no obligation to update these forward-looking statements in light of new information or future events.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses the following non-GAAP measures of financial performance: non-GAAP gross profit, non-GAAP net income (loss), non-GAAP basic EPS, non-GAAP diluted EPS and adjusted EBITDA. The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. In addition, these non-GAAP financial measures may be different from the non-GAAP financial measures used by other companies. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Management compensates for these limitations by reconciling these non-GAAP financial measures to the most comparable GAAP financial measures within our earnings releases.

Non-GAAP gross profit, non-GAAP net income (loss), non-GAAP basic EPS and non-GAAP diluted EPS differ from GAAP in that they exclude stock-based compensation expense, intangible amortization expense, amortization of non-recoupable ticketing contract advances, transaction costs from acquisitions and one-time cumulative charges to cost of revenue - content acquisition costs that are not directly reflective of our core business or operating results. The income tax effects of non-GAAP net income (loss) before provision for income taxes and the related non-GAAP adjustments have been reflected in non-GAAP net income (loss), non-GAAP basic EPS and non-GAAP diluted EPS.

Cost of Revenue - Content Acquisition Costs Charges: Cost of revenue - content acquisition costs included two one-time cumulative charges in the full year 2015. The first charge related to the settlement of an outstanding lawsuit related to sound recordings recorded prior to February 15, 1972. On April 17, 2014, UMG Recordings, Inc., Sony Music Entertainment, Capitol Records, LLC, Warner Music Group Corp. and ABKCO Music and Records, Inc. filed suit against Pandora Media Inc. in the Supreme Court of the State of New York. The complaint claimed common law copyright infringement and unfair competition arising from allegations that Pandora owed royalties for the public performance of sound recordings recorded prior to February 15, 1972. In October 2015, as part of our strategy to strengthen our partnership with the music industry, the parties reached an agreement whereby we agreed to pay the plaintiffs a total of $90 million in exchange for the dismissal of the lawsuit, a release of all claims and a covenant not to sue for our use of pre-1972 sound recordings extending to December 31, 2016. The first installment of $60 million was paid in October 2015 and the remaining four installments of $7.5 million were paid in December 2015, March 2016, June 2016 and September 2016. Pursuant to this settlement, which covers approximately 90% of total pre-1972 spins on our service, we recorded a one-time adjustment of $57.9 million to cost of revenue - content acquisition costs in the third quarter of 2015 related to pre-1972 spins played through September 30, 2015.

The second charge related to management’s decision to forgo the application of the RMLC publisher royalty rate from June 2013 to September 2015. In June 2013, we entered into an agreement to purchase the assets of KXMZ-FM and in June 2015 the Federal Communications Commission ("FCC") approved the transfer of the FCC licenses and the acquisition was completed. The agreement to purchase the assets of KXMZ allowed us to qualify for the RMLC royalty rate of 1.7% of revenue for a license to the ASCAP and BMI repertoires, before certain deductions. As a result, we recorded cost of revenue - content acquisition costs at the RMLC royalty rate starting in June 2013, rather than the rates that were set in district court proceedings in March 2014 for ASCAP and in May 2015 for BMI.

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In the third quarter of 2015, despite confidence in our legal position that we were entitled to the RMLC royalty rate starting in June 2013, and as part of our strategy to strengthen our partnership with the music industry, management decided to forgo the application of the RMLC royalty rate from June 2013 through September 2015. As a result, we recorded a one-time cumulative charge to increase cost of revenue - content acquisition costs of $23.9 million in the third quarter of 2015 related to spins played from June 2013 through September 30, 2015.

For the full year 2015, management considered its operating results without these two one-time cumulative charges to cost of revenue - content acquisition costs when evaluating its ongoing non-GAAP and adjusted EBITDA performance because these charges reflect aggregate charges to royalty rates across several prior years of activity, and are not directly reflective of our business or operating results.

Ticketfly and Rdio Transaction Costs: consists of transaction costs paid in connection with the acquisitions of Ticketfly and certain assets of Rdio, which were completed in the fourth quarter of 2015. Ticketfly and Rdio transaction costs are included in the general and administrative line item of our GAAP presentation. For the full year 2015, management considered its operating results without these charges when evaluating its ongoing non-GAAP and adjusted EBITDA performance because these charges are not believed by management to be reflective of our core business, ongoing operating results or future outlook.

Stock-based Compensation Expense: consists of expenses for stock options and other awards under our equity incentive plans. Stock-based compensation is included in the following cost and expense line items of our GAAP presentation: cost of revenue - other, cost of revenue - ticketing service, product development, sales and marketing and general and administrative.

Although stock-based compensation is an expense for the Company and is viewed as a form of compensation, management excludes stock-based compensation from our non-GAAP measures for purposes of evaluating our continuing operating performance primarily because it is a non-cash expense not believed by management to be reflective of our core business, ongoing operating results or future outlook. In addition, the value of stock-based instruments is determined using formulas that incorporate variables, such as market volatility, that are beyond our control.

Income Tax Effects of Non-GAAP Adjustments: The Company adjusts non-GAAP net income (loss) by considering the income tax effects of its non-GAAP net income (loss) before provision for income taxes and the related non-GAAP adjustments. The Company is currently forecasting a non-GAAP effective tax rate of approximately 30% to 37% cumulatively for each quarter and the full year 2017. The Company does not expect to pay significant cash income taxes for the foreseeable future due to its net operating loss position.

Adjusted EBITDA

Adjusted EBITDA excludes stock-based compensation expense, benefit from (provision for) income taxes, depreciation and intangible amortization expense, amortization of non-recoupable ticketing contract advances, other income (expense), transaction costs from acquisitions and one-time cumulative charges to cost of revenue - content acquisition costs that are not directly reflective of our core business or operating results.

Benefit from (Provision for) Income Taxes: consists of expense recognized related to U.S. and foreign income taxes. The Company considers its adjusted EBITDA results without these charges when evaluating its ongoing performance because it is not believed by management to be reflective of our core business, ongoing operating results or future outlook.

Depreciation and Intangible Amortization Expense: consists of non-cash charges that can be affected by the timing and magnitude of business combinations and asset purchases. Depreciation is included in the following cost and expense line items of our GAAP presentation: cost of revenue - other, cost of revenue - ticketing service, product development, sales and marketing and general and administrative. Intangible amortization expense is included in the following cost and expense line items of our GAAP presentation: cost of revenue - ticketing service, product development, sales and marketing and general and administrative. Depreciation and intangible amortization expense also consists of non-cash amortization of non-recoupable amounts paid in advance to the Company’s clients

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pursuant to ticketing agreements. Amortization of non-recoupable ticketing contract advances is included in the sales and marketing line of our GAAP presentation. Management considers its operating results without intangible amortization expense when evaluating its ongoing non-GAAP performance and without depreciation and intangible amortization expense when evaluating its ongoing adjusted EBITDA performance because these charges are non-cash expenses that can be affected by the timing and magnitude of business combinations, asset purchases and new client agreements and may not be reflective of our core business, ongoing operating results or future outlook.

Management believes these non-GAAP financial measures serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods and to those of peer companies, and, when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors' overall understanding of our current financial performance.

In the financial tables below, the Company provides a reconciliation of the most comparable GAAP financial measure to the historical non-GAAP financial measures used in this earnings release.

###
Contacts:

Palmira Farrow
Corporate Finance & Investor Relations
investor@pandora.com
(510) 842-6960

Stephanie Barnes
Pandora Corporate Communications
press@pandora.com
(510) 842-6996

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Pandora Media, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Quarter ended December 31,		Year ended December 31,
	2015	2016	2015	2016
Revenue
Advertising	$268,989	$313,340	$933,305	$1,072,490
Subscription and other	57,001	59,829	220,571	225,786
Ticketing service (1)	10,167	19,429	10,167	86,550
Total revenue	336,157	392,598	1,164,043	1,384,826

Cost of revenue
Cost of revenue - Content acquisition costs	142,933	212,122	610,362	734,353
Cost of revenue - Other (2)	22,168	29,901	79,858	101,289
Cost of revenue - Ticketing service (1) (2)	7,121	14,057	7,121	59,280
Total cost of revenue	172,222	256,080	697,341	894,922
Gross profit	163,935	136,518	466,702	489,904

Operating expenses
Product development (2)	28,115	38,325	84,581	141,636
Sales and marketing (2)	112,574	133,546	398,169	491,455
General and administrative (2)	42,774	46,946	153,943	175,572
Total operating expenses	183,463	218,817	636,693	808,663
Loss from operations	(19,528)	(82,299)	(169,991)	(318,759)

Interest expense	(1,590)	(7,228)	(1,976)	(26,144)
Other income (expense), net	(47)	1	756	1,697
Total other expense, net	(1,637)	(7,227)	(1,220)	(24,447)
Loss before benefit from (provision for) income taxes	(21,165)	(89,526)	(171,211)	(343,206)

Benefit from (provision for) income taxes	1,756	(483)	1,550	228
Net loss	$(19,409)	$(90,009)	$(169,661)	$(342,978)

Basic and diluted net loss per share	$(0.09)	$(0.38)	$(0.79)	$(1.49)
Weighted-average basic and diluted shares	220,625	234,173	213,790	230,693

(1) The quarter and year ended 12/31/15 consist of two months of Ticketfly activity from the acquisition date of October 31, 2015 to December 31, 2015.
(2) Includes stock-based compensation expense as follows:

	Quarter ended December 31,		Year ended December 31,
	2015	2016	2015	2016
Cost of revenue - Other	$1,491	$1,549	$5,531	$6,108
Cost of revenue - Ticketing service	40	34	40	188
Product development	7,523	7,884	23,671	30,975
Sales and marketing	14,344	14,445	52,747	58,118
General and administrative	8,774	10,705	29,656	43,069
Total stock-based compensation expense	$32,172	$34,617	$111,645	$138,458

Pandora Media, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of December 31,
	2015	2016
Assets	(audited)	(unaudited)
Current assets
Cash and cash equivalents	$334,667	$199,944
Short-term investments	35,844	37,109
Accounts receivable, net	277,075	309,267
Prepaid content acquisition costs	2,099	46,310
Prepaid expenses and other current assets	33,821	33,191
Total current assets	683,506	625,821

Long-term investments	46,369	6,252
Property and equipment, net	66,370	124,088
Goodwill	303,875	306,691
Intangible assets, net	110,745	90,425
Other long-term assets	29,792	31,533
Total assets	$1,240,657	$1,184,810

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$17,897	$15,224
Accrued liabilities	37,185	35,465
Accrued content acquisition costs	97,390	93,723
Accrued compensation	43,788	60,353
Deferred revenue	19,939	28,359
Other current liabilities	15,632	20,993
Total current liabilities	231,831	254,117

Long-term debt	234,577	342,247
Other long-term liabilities	30,862	34,187
Total liabilities	497,270	630,551

Stockholders’ equity
Common stock	23	24
Additional paid-in capital	1,110,539	1,264,693
Accumulated deficit	(366,658)	(709,636)
Accumulated other comprehensive loss	(517)	(822)
Total stockholders’ equity	743,387	554,259
Total liabilities and stockholders’ equity	$1,240,657	$1,184,810

Pandora Media, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Quarter ended December 31,		Year ended December 31,
	2015	2016	2015	2016
Operating Activities
Net loss	$(19,409)	$(90,009)	$(169,661)	$(342,978)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	9,264	17,277	24,458	60,757
Stock-based compensation	32,172	34,617	111,645	138,458
Amortization of premium on investments, net	199	66	1,911	405
Other operating activities	524	1,519	2,134	4,403
Amortization of debt discount	1,084	4,728	1,084	18,315
Changes in operating assets and liabilities
Accounts receivable	(10,108)	(27,372)	(55,904)	(35,710)
Prepaid content acquisition costs	(1,232)	56,313	(1,399)	(44,211)
Prepaid expenses and other assets	(11,122)	334	(17,519)	(12,321)
Accounts payable, accrued and other current liabilities	(11,521)	10,284	18,080	5,294
Accrued content acquisition costs	(65,687)	(12,543)	23,736	(3,668)
Accrued compensation	3,045	4,994	7,378	15,364
Other long-term liabilities	4,505	786	6,005	1,384
Deferred revenue	(2,743)	(3,612)	4,946	8,420
Reimbursement of cost of leasehold improvements	10	—	1,024	4,397
Net cash used in operating activities	(71,019)	(2,618)	(42,082)	(181,691)

Investing Activities
Purchases of property and equipment	(2,176)	(13,369)	(23,512)	(59,769)
Internal-use software costs	(2,565)	(7,871)	(8,562)	(30,210)
Changes in restricted cash	—	—	—	(250)
Purchases of investments	(2,259)	—	(140,980)	(12,413)
Proceeds from maturities of investments	49,199	12,840	228,998	47,656
Proceeds from sales of investments	70,039	—	111,356	3,507
Payments related to acquisitions, net of cash acquired	(246,538)	—	(269,566)	(676)
Net cash used in investing activities	(134,300)	(8,400)	(102,266)	(52,155)

Financing activities
Proceeds from issuance of convertible notes	345,000	—	345,000	—
Payments for purchase of capped call	(43,160)	—	(43,160)	—
Payment of debt issuance costs	(8,909)	—	(8,909)	(32)
Borrowings under debt arrangements	—	—	—	90,000
Proceeds from employee stock purchase plan	2,463	3,306	7,552	9,701
Proceeds from exercise of stock options	1,474	446	5,192	3,457
Tax payments from net share settlements of restricted stock units	(245)	(243)	(2,540)	(3,369)
Net cash provided by financing activities	296,623	3,509	303,135	99,757

Effects of exchange rate changes on cash and cash equivalents	382	(242)	(77)	(634)

Net increase (decrease) in cash and cash equivalents	91,686	(7,751)	158,710	(134,723)
Cash and cash equivalents at beginning of period	242,981	207,695	175,957	334,667
Cash and cash equivalents at end of period	$334,667	$199,944	$334,667	$199,944

Pandora Media, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts)
(unaudited)

	Quarter ended December 31,		Year ended December 31,
	2015	2016	2015	2016
Gross profit
GAAP gross profit	$163,935	$136,518	$466,702	$489,904
Stock-based compensation: Cost of revenue - Other	1,491	1,549	5,531	6,108
Stock-based compensation: Cost of revenue - Ticketing service	40	34	40	188
Amortization of intangibles - Cost of revenue - Ticketing service	937	1,419	937	5,675
Pre-1972 sound recordings settlement	—	—	57,947	—
RMLC publisher royalty charge	—	—	23,934	—
Non-GAAP gross profit	$166,403	$139,520	$555,091	$501,875

Net loss
GAAP net loss	$(19,409)	$(90,009)	$(169,661)	$(342,978)
Amortization of intangibles	2,593	5,137	3,397	20,546
Amortization of non-recoupable ticketing contract advances	696	1,582	696	5,720
Stock-based compensation	32,172	34,617	111,645	138,458
Pre-1972 sound recordings settlement	—	—	57,947	—
RMLC publisher royalty charge	—	—	23,934	—
Ticketfly and Rdio transaction costs	2,853	—	3,662	—
Income tax effects of non-GAAP net loss before provision for income taxes and the related non-GAAP adjustments	(8,697)	19,018	(11,029)	60,543
Non-GAAP net income (loss)	$10,208	$(29,655)	$20,591	$(117,711)

Non-GAAP EPS - basic	$0.05	$(0.13)	$0.10	$(0.51)
Non-GAAP EPS - diluted	$0.04	$(0.13)	$0.09	$(0.51)

Weighted average basic shares	220,625	234,173	213,790	230,693
Weighted average diluted shares	229,408	234,173	222,743	230,693

Adjusted EBITDA
GAAP net loss	$(19,409)	$(90,009)	$(169,661)	$(342,978)
Depreciation and amortization	9,264	17,277	24,458	60,757
Stock-based compensation	32,172	34,617	111,645	138,458
Ticketfly and Rdio transaction costs	2,853	—	3,662	—
Other expense, net	1,637	7,227	1,220	24,447
Provision for (benefit from) income taxes	(1,756)	483	(1,550)	(228)
Pre-1972 sound recordings settlement	—	—	57,947	—
RMLC publisher royalty charge	—	—	23,934	—
Adjusted EBITDA	$24,761	$(30,405)	$51,655	$(119,544)

Cost of revenue - content acquisition costs
GAAP cost of revenue - content acquisition costs	$142,933	$212,122	$610,362	$734,353
Pre-1972 sound recordings settlement	—	—	(57,947)	—
RMLC publisher royalty charge	—	—	(23,934)	—
Non-GAAP cost of revenue - content acquisition costs	$142,933	$212,122	$528,481	$734,353

Pandora Media, Inc.
RPM and LPM History
(unaudited)

	Quarter ended December 31,		Year ended December 31,
	2015	2016	2015	2016

Advertising RPM	$57.20	$67.43	$50.52	$55.94
Advertising LPM	$24.21	$37.07	$26.13	$32.40

Pandora Media, Inc.
ARPU and LPU History
(unaudited)

	Quarter ended December 31,
	2015	2016

Subscription ARPU	N/A	$4.73
Subscription LPU	N/A	$3.12